Exhibit 10.3
TERM LOAN CREDIT AGREEMENT
dated as of September 2, 2021
among
VMWARE, INC.
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
___________________________
J.P. MORGAN SECURITIES LLC, BOFA SECURITIES, INC.,
BARCLAYS BANK PLC and CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners
___________________________
BANK OF AMERICA, N.A.
as Syndication Agent

BARCLAYS BANK PLC and CITIBANK, N.A.,
as Co-Documentation Agents

SCHEDULES:
Schedule 2.1 - Commitments
Schedule 3.5 - Litigation and Environmental Matters
Schedule 6.1 - Existing Subsidiary Indebtedness
EXHIBITS:
Exhibit A - Form of Assignment and Assumption
Exhibit B - Form of Solvency Certificate
Exhibit C-1 - Form of US Tax Certificate for Non-US Lenders that are not Partnerships for US Federal Income Tax Purposes
Exhibit C-2 - Form of US Tax Certificate for Non-US Lenders that are Partnerships for US Federal Income Tax Purposes
Exhibit C-3 - Form of US Tax Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
Exhibit C-4 - Form of US Tax Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes

CREDIT AGREEMENT dated as of September 2, 2021 (this “Agreement”), among VMWARE, INC., the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Alternate Base Rate.
“Accretive Acquisition” means any transaction or series of related transactions, consummated on or after the Effective Date, by which the Borrower or any Subsidiary thereof (i) acquires all or substantially all of the assets of any Person or any going business, division thereof or line of business, whether through purchase of assets, merger or otherwise, or (ii) acquires Equity Interests of any Person having at least a majority of combined voting power of the then outstanding Equity Interests of such Person; provided that the Consolidated EBITDA of the Borrower and its Subsidiaries for the relevant period prior to the closing of such Accretive Acquisition, after giving effect to such Accretive Acquisition on a pro forma basis, is greater than the Consolidated EBITDA of the Borrower and its Subsidiaries for such period without giving effect to such Accretive Acquisition on a pro forma basis, as determined in good faith by the Borrower.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Dollars for any Interest Period (or, solely for purposes of clause (c) of the defined term “Alternate Base Rate”, for purposes of determining the Alternate Base Rate as of any date), an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period (or such date, as applicable) multiplied by (b) the Statutory Reserve Rate.
“Adjustment” has the meaning assigned to such term in Section 2.13.
“Administrative Agent” means JPMorgan Chase Bank, N.A. or (any of its designated branch offices or affiliates) in its capacity as administrative agent for the Lenders or any successor thereto appointed in accordance with Article VIII.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning assigned to it in Section 9.3(e).
“Agent Parties” has the meaning assigned to such term in Section 9.1(e).
“Agreement” has the meaning assigned to such term in the preamble.
“Agreement Currency” has the meaning assigned to such term in Section 9.15(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as determined pursuant to the foregoing would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.6(b).
“Applicable Creditor” has the meaning assigned to such term in Section 9.15(b).
“Applicable Funding Account” means an account of the Borrower (or any paying agent or similar agent in connection with the Special Dividend) that is specified in a written notice from a Financial Officer of the Borrower delivered to and approved by the Administrative Agent for the funding of the proceeds of Loans hereunder.
“Applicable Percentage” means, with respect to any Lender and any Class of Loans or Commitments, the percentage of the Commitments of such Class represented by such Lender’s Commitments of such Class; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of the relevant Class most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day with respect to any ABR Loan or Eurocurrency Loan, the applicable rate per annum set forth below in basis points per annum under the caption “Interest Rate Spread for ABR Loans – 5-Year Facility,” “Interest Rate Spread for LIBOR Loans –

5-Year Facility,” “Interest Rate Spread for ABR Loans – 3-Year Facility” or “Interest Rate Spread for LIBOR Loans – 3-Year Facility,” as the case may be, based upon the Ratings of S&P, Moody’s and Fitch, respectively, applicable on such date to the Index Debt:

LEVEL	RATING (S&P, Moody’s, Fitch)	Interest Rate Spread for ABR Loans – 5-Year Facility	Interest Rate Spread for LIBOR Loans – 5-Year Facility	Interest Rate Spread for ABR Loans – 3-Year Facility	Interest Rate Spread for LIBOR Loans – 3-Year Facility
1	BBB/Baa2/ BBB	0	75	0	62.5
2	BBB- /Baa3/BBB-	0	87.5	0	75.0
3	<BB+/Ba1/ BB+	0	100.0	0	87.5
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A hereto or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a)with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business publicly appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation, substantially similar in form to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” has the meaning assigned to such term in Section 2.5(i).
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning assigned to such term in Section 9.18(b).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means VMware, Inc., a Delaware corporation
“Borrowing” means a group of Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.3.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan and in relation to the calculation or computation of LIBOR, the term “Business Day” shall also exclude any day on which banks are not open for business in London.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that (a) any lease that was treated as an operating lease under

GAAP at the time it was entered into that later becomes a capital lease or finance lease as a result of a change in GAAP during the life of such lease, including any renewals, and (b) any other lease, whether entered into before or after the date of this Agreement, that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2016, in each case, shall be treated as an operating lease for all purposes under this Agreement.
“Cash Pooling Arrangements” means any agreement entered into in the ordinary course of business to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements, in a pooling agreement among one or more Subsidiaries of the Borrower and a financial institution (or an in-house bank).
“Category” means a category of Index Debt Ratings set forth in the table included in the definition of Applicable Rate in this Section 1.1.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s direct or indirect holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means
(1) prior to the consummation of the Separation, (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group, other than any Permitted Parent, of shares representing more than 40.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, or (b) Dell, together with its Parent Entities and subsidiaries, becomes the beneficial owner, directly or indirectly, of 90.0% or more of each class of the Borrower’s then outstanding capital stock; and
(2) on and after consummation of the Separation, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of shares representing more than 50.0% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower.
For purposes of this definition, including other defined terms used herein in connection with this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof and (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.
Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (A) if any group includes one or more Permitted Parents, the issued and outstanding Equity Interests of the Borrower, directly or indirectly owned by the Permitted Parent that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (1)(a) or (2) of this definition, (B) a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (C) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the board of directors of such Person’s parent.
In addition, notwithstanding the foregoing, (A) a transaction will not be considered to be a Change of Control under clause (1)(a) or (2) above if (x) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company and (y) immediately following that transaction, the direct or indirect holders of the voting capital stock of the holding company are substantially the same as the holders of the Borrower’s voting capital stock immediately prior to that transaction, (B) any change in the Persons who are the direct or indirect beneficial owners of Dell will not be considered a Change of Control and (C) Dell’s distribution or transfer of the Borrower’s shares as part of the Separation or otherwise in a transaction intended to qualify as a tax-free distribution or transfer under Section 355 of the Code will not be considered a Change of Control.
“Change of Control Default Event” means the occurrence of both a Change of Control and a Ratings Event.
“Class” when used in reference to any Loan or Borrowing (or respective Commitment), refers to whether such Loan, or the Loans comprising such Borrowing, are Three Year Loans or Five Year Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means a Three Year Commitment or a Five Year Commitment.
“Commitment Termination Date” means the earlier of (x) April 28, 2022 and (y) the date on which the Separation and Distribution Agreement is terminated.
“Communications” has the meaning assigned to such term in Section 5.1.

“Consolidated Current Liabilities” means, on any date, the consolidated current liabilities (other than the short-term portion of any long-term Indebtedness of the Borrower or any Subsidiary) of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.
“Consolidated EBITDA” means, for any period, the net income (loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus (or minus, in the case of clauses below representing a net positive), without duplication and to the extent already deducted (or included, in the case of a positive item) in arriving at such net income, the following amounts for such period:
(i)    interest expense, net of investment income, in each case as reported in the Borrower’s consolidated financial statements in accordance with GAAP, and, if elected by the Borrower in its discretion, to the extent not reflected in such interest expense or interest income, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk (net of gains on such hedging obligations or such derivative instruments), and bank and letter of credit fees and costs of surety bonds in connection with financing activities, and any items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xi) thereof,
(ii)    other income (expense), net, as reported in the Borrower’s consolidated financial statements in accordance with GAAP, including gain (loss) on strategic investments, gain (loss) related to deferred compensation, foreign exchange gain (loss) net of gain (loss) from hedging contracts, bank fees, fees related to the credit facilities and loans, gain (loss) on debt extinguishment, finance lease interest expense, interest income from enterprise license agreements, late fee income, other interest expense such as interest expense related to litigations, and, in an aggregate amount in any four fiscal quarter period not to exceed $10,000,000, other miscellaneous items included in other income (expense), net, on such financial statements,
(iii)    income tax provision as reported in the Borrower’s consolidated financial statements in accordance with GAAP, and, if elected by the Borrower in its discretion, to the extent not included in the foregoing, any other provision for taxes based on income, profits, revenue or capital, including federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (without duplication) any distributions to a direct or indirect parent company of the Borrower in respect of taxes and any payments to a direct or indirect parent company or other Affiliate in respect of taxes pursuant to any tax sharing or similar agreement,
(iv)    depreciation and amortization, as reported in the Borrower’s consolidated financial statements in accordance with GAAP,
(v)    non-cash stock-based compensation,

(vi)    employer payroll taxes on employee stock transactions,
(vii)    non-recurring, unusual or extraordinary losses and charges, including related to acquisitions, dispositions and other related transactions, litigations and other contingencies and realignment charges, and
(viii)    other non-recurring, unusual, or extraordinary charges, net of gains, for the quarter then ended as presented in the reconciliation of GAAP to Non-GAAP data to the extent published on the investor relations page on the Borrower’s website.
“Consolidated Intangible Assets” means, on any date, the consolidated intangible assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared in accordance with GAAP. As used herein, “intangible assets” means the value (net of any applicable reserves) as shown on such balance sheet of (i) all patents, patent rights, trademarks, trademark registrations, servicemarks, trade names, business names, brand names, copyrights, designs (and all reissues, divisions, continuations and extensions thereof), or any right to any of the foregoing, (ii) goodwill, and (iii) all other intangible assets.
“Consolidated Interest Expense” means, for any period, interest expense, net of investment income, each as reported in the Borrower’s financial statements in accordance with GAAP, but excluding, to the extent otherwise included in interest expense and to the extent the Borrower elects to exclude such items in its discretion, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Securitization Transaction, (v) all nonrecurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to any acquisition or other investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting.
“Consolidated Net Assets” means, on any date, the excess of Consolidated Total Assets over Consolidated Current Liabilities.
“Consolidated Net Tangible Assets” means, on any date, the excess of Consolidated Total Assets over the sum of (i) Consolidated Current Liabilities and (ii) Consolidated Intangible Assets.

“Consolidated Total Assets” means, on any date, the consolidated total assets of the Borrower and the Subsidiaries, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of such date in accordance with GAAP.
“Consolidated Total Revenues” means, for any period, the consolidated total revenues of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has a meaning correlative thereto.
“Covered Entity” has the meaning assigned to such term in Section 9.18(b).
“Covered Party” has the meaning assigned to such term in Section 9.18(a).
“Credit Party” means the Administrative Agent and each Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to such term in Section 9.18(b).
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans or (ii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or whose direct or indirect parent company has, (i) become the subject of a Bankruptcy Event, (ii) had publicly appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each other Lender.
“Dell” means Dell Technologies Inc.
“Disqualified Lenders” means (i) those Persons who are competitors of the Borrower and its Subsidiaries or banks, financial institutions or other institutional lenders, in each case, that are separately identified in writing by the Borrower and posted to the Lenders on the Platform or another similar electronic system from time to time and (ii) in the case of clause (i)  above, any of such Person’s Affiliates (other than bona fide debt fund affiliates) that are either (y) identified in writing (including by email) by the Borrower and posted to the Lenders on the Platform or another similar electronic system from time to time or (z) clearly identifiable solely on the basis of the similarity of such Affiliate’s name. The list of Disqualified Lenders shall be made available to the Lenders on the Platform or another similar electronic system.
“Disregarded Acquisition” has the meaning specified in the definition of Consolidated EBITDA.
“Disregarded Entity” means an entity disregarded from its owner for federal income tax purposes under Section 301.7701-3 of the United States Treasury Regulations.
“Dividing Person” has the meaning assigned to it in the definition of “Division”.
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“Dollars,” “US$” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the generation, use, handling, transportation, storage, treatment, disposal, release or threatened release of any Hazardous Material, or (iv) to the extent related to exposure to, or to the sale, distribution or marketing of products containing, Hazardous Material, health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary under Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate or the LIBO Rate (but no ABR Loan or ABR Borrowing will in any event be deemed to be a Eurocurrency Loan or Eurocurrency Borrowing hereunder).
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate of exchange for the purchase of Dollars with such other Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the rate of exchange as agreed by the Administrative Agent and the Borrower).
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by such Recipient’s net income (however denominated) and franchise Taxes, in each case (i) imposed by a jurisdiction as a result of such Recipient being organized in or having its principal office located or, in the case of any Lender, its applicable lending office located in such jurisdiction or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) any withholding Taxes, imposed under FATCA, (d) in the case of a Lender, any US federal withholding Tax imposed on amounts payable to such Lender with respect to an applicable interest in a Loan or Commitment pursuant to any laws in effect at the time such Lender acquired such interest in the applicable Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan (other than pursuant to an assignment request by the Borrower under Section 2.18(b)) or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.16(a) and (e) any Taxes attributable to such Recipient’s failure to comply with Section 2.16.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code, as such Code section exists as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any applicable intergovernmental agreements with respect thereto and any fiscal or regulatory legislation, rules or official administrative guidance adopted pursuant to any of the foregoing.
“FCPA” has the meaning assigned to such term in Section 3.8(b).
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall as so determined be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.
“Five Year Loan” means a Loan made pursuant to Section 2.1(a)(i).
“Five Year Commitment” means, with respect to each Five Year Lender, the commitment, if any, of such Five Year Lender to make a Five Year Loan hereunder on the Funding Date. The initial amount of each Lender’s Five-Year Commitment as of the Effective Date is set forth on Schedule 2.1. The initial aggregate amount of the Five Year Lenders’ Commitments is $2,000,000,000.
“Five Year Lender” means a Lender with a Five Year Commitment or Five Year Loan.
“Five Year Maturity Date” means the date that is five years following the Funding Date or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).
“Foreign Lender” means any Lender that is not a US Person.

“Foreign Subsidiary” means any Subsidiary that is organized or incorporated (as applicable) under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.
“Funding Date” means the date when all the conditions set forth in Section 4.2 have been satisfied for the making of the Loans hereunder and the Loans are funded by the Lenders.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive, radioactive, hazardous, or toxic substances, wastes or materials, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Impacted LIBO Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade or accounts payable or similar obligations incurred in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and not paid within 60 days after being due and payable and (iii) customary post-closing purchase price adjustments), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (but if such Indebtedness has not been assumed by and is otherwise non-recourse to such Person, only to the extent of the lesser of the fair market value of the property subject to such Lien and the amount of such Indebtedness), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capitalized Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties and (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, the Indebtedness of the Borrower and any of its Subsidiaries shall exclude intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.
“Indemnified Taxes” means all Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder or under any other Loan Document other than (i) Excluded Taxes and (ii) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.3(a).
“Index Debt” means senior unsecured long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Coverage Ratio” means, as of the last day of any fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for the period of four consecutive fiscal quarters ended on such date.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.7.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the applicable Maturity Date and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date.
“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (or, with the consent of each Lender, any period less than 12 months) thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated LIBO Rate” means, at any time, with respect to any Eurocurrency Borrowing and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted LIBO Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted LIBO Interest Period, in each case, at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if any Interpolated LIBO Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by the Borrower in consultation with the Administrative Agent.
“Joint Lead Arranger” means each of the institutions identified as Joint Lead Arrangers and Joint Bookrunners on the cover page of this Agreement, each in its capacity as such.
“Judgment Currency” has the meaning assigned to such term in Section 9.15(b).
“Lender Related Person” has the meaning assigned to it in Section 9.3(b).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Interest Period”) with respect to the applicable currency, then the LIBO Rate shall be the Interpolated LIBO Rate.
“LIBO Screen Rate” means, for any day and time, with respect to any Eurocurrency Borrowing for any applicable currency and for any Interest Period, the London interbank offered rate (“LIBOR”) as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for the relevant currency for a period equal in length to such Interest Period as displayed on such day and time on the applicable Bloomberg screen or page that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“LIBOR Successor Rate” has the meaning assigned to such term in Section 2.13(b).
“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Alternate Base Rate, Interest Period and LIBO Rate, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines with the consent of the Borrower (such consent not to be unreasonably withheld)).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing but excluding any operating leases) relating to such asset.
“Loan Documents” means this Agreement, including without limitation, schedules and exhibits hereto) and any agreements entered into by the Borrower with or in favor of the Administrative Agent and/or the Lenders in connection with this Agreement, including any promissory notes delivered pursuant to Section 2.9(e) and any amendments, modifications or supplements thereto or waivers thereof.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Local Time” means California time.
“Margin Stock” means “margin stock” within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the actual business, assets, operations and financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its material obligations under this Agreement, or (c) the rights of or benefits available to the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans and other obligations outstanding hereunder and other than intercompany Indebtedness between the Borrower and a Subsidiary or between Subsidiaries), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $500,000,000 (or its equivalent in any currency). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means each Significant Subsidiary or any two or more Subsidiaries (which may but need not include a Significant Subsidiary), each of which has become the subject of any event or circumstance referred to in clause (h), (i) or (j) of Article VII, and which, if considered together as a single consolidated Subsidiary, would collectively constitute a “Significant Subsidiary” within the meaning of the definition of such term herein.
“Maturity Date” means (i) with respect to the Three Year Loans, the Three Year Maturity Date and (ii) with respect to the Five Year Loans, the Five Year Maturity Date.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that the NYFRB Rate shall in no event be less than 0.00%.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“OFAC” has the meaning assigned to such term in Section 3.8(c).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future recording, stamp, court or documentary, intangible, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, registration, performance or enforcement of, the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to the sale of a participation interest or an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent Entity” means any Person that, with respect to another Person, owns 50% or more of the total voting power of the voting stock of such other Person.
“Participant” has the meaning assigned to such term in Section 9.4(e).
“Participant Register” has the meaning assigned to such term in Section 9.4(e).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning assigned to such term in Section 9.14.
“Payment” has the meaning assigned to it in Article VIII.
“Payment Notice” has the meaning assigned to it in Article VIII.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Accretive Acquisition Debt” means Indebtedness assumed or otherwise incurred by a Foreign Subsidiary of the Borrower in connection with an Accretive Acquisition (including such Indebtedness of any Person that becomes a Foreign Subsidiary of the Borrower as a result of such Accretive Acquisition).
“Permitted Encumbrances” means
(i)Liens imposed by law for Taxes that are not yet delinquent or are being contested in good faith and by appropriate proceedings diligently conducted and for which the Borrower or a Subsidiary has set aside on its books adequate reserves in accordance with GAAP,
(ii)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings diligently conducted and for which the Borrower or a Subsidiary has set aside on its books adequate reserves in accordance with GAAP,
(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations,
(iv)Liens arising from leases, licenses, subleases or sublicenses which do not (A) interfere in any material respect with the business of the Borrower or any Subsidiary or (B) secure any Indebtedness;
(v)Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(vi)Liens arising from precautionary filings in respect of operating leases;
(vii)margin deposits posted to secure obligations in respect of Hedging Agreements entered into in the ordinary course of business;
(viii)pledges and deposits to secure the performance of bids, trade and commercial contracts (including ordinary course accounts payable), leases, statutory obligations, appeal bonds and other obligations of a like nature, in each case in the ordinary course of business;
(ix)deposits and pledges securing obligations under surety and performance bonds;
(x)judgment liens (and pledges and deposits securing surety and appeal bonds) in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(xi)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and
(xii)Liens under commercial contracts entered into in the ordinary course of business, including securing trade payables covering goods purchased (and proceeds and products thereof), pending payment, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.
“Permitted Parent” means (a) Dell, any Parent Entity of Dell or any Subsidiary of Dell and (b) any Parent Entity that at the time it became a Parent Entity of the Borrower was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and that beneficially owns 100% of the voting stock of the Borrower; provided that the stockholders of the Borrower prior to such transaction beneficially own all of the voting stock of such Permitted Parent upon completion of such transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Plan of Reorganization” has the meaning assigned to such term in Section 9.4(j).

“Platform” has the meaning assigned to such term in Section 5.1(e).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public-Sider” means a Lender or any representative of such Lender that does not want to receive material non-public information within the meaning of the federal and state securities laws.
“QFC” has the meaning assigned to such term in Section 9.18.
“QFC Credit Support” has the meaning assigned to such term in Section 9.18(b).
“Ratings” means, as of any date of determination, the Index Debt ratings of the Borrower that have been most recently assigned by S&P, Moody’s or Fitch. For purposes of the foregoing, (a) if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall fall within different Categories, (i) if two of the Ratings fall within the same Category and the other Rating is one Category higher or one Category lower than the two same Ratings, the Applicable Rate shall be based on the two Ratings within the same Category, (ii) if two of the Ratings fall within the same Category and the other Rating is two or more Categories above the two same Ratings, the Applicable Rate shall be determined by reference to the Category next above that of the two same Ratings, (iii) if two of the Ratings are in the same Category and the other Rating is two or more Categories below the two same Ratings, the Applicable Rate shall be determined by reference to the Category next below that of the two same Ratings, and (iv) if each of the three Ratings fall within different Categories, then the Applicable Rate shall be based on the assigned Rating that is in between the highest and the lowest of such Ratings, (b) if Ratings are available from only two of S&P, Moody’s and Fitch, and there is a split in such Ratings, the higher rating will apply, unless the split in such Ratings is more than one level apart, in which case the Rating that is one level lower than the higher rating will apply, (c) if a Rating is available from only one of S&P, Moody’s and Fitch, the level that is one level lower than that indicated by such Rating shall apply, and (d) if the Borrower does not have any Rating, Category 3 shall apply. Notwithstanding the foregoing, if the Ratings established or deemed to have been established by S&P, Moody’s and Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P, Moody’s or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P, Moody’s or Fitch shall change, if any such rating agency shall cease to be in the business of rating corporate debt obligations or if any such rating agency shall cease to rate any Index Debt of the Borrower (and such decision is not based directly or indirectly on any action taken by the

Borrower, or the failure by the Borrower to take any action, in each case with respect to such rating agency or otherwise), the Borrower and the Lenders shall negotiate in good faith to amend the definition of Applicable Rate to reflect such changed rating system or the unavailability of Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Rating most recently in effect prior to such change or cessation.
“Rating Agency” means any of S&P, Moody’s or Fitch.
“Ratings Event” means, with respect to the Index Debt, the Ratings on the Index Debt are lowered by each of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the Ratings on the Index Debt are under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a Ratings Event for purposes of the definition of Change of Control Triggering Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Ratings Event); provided, further, that notwithstanding the foregoing, a Ratings Event shall not be deemed to have occurred so long as the Index Debt is rated Investment Grade by any of the Rating Agencies.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning assigned to such term in Section 9.4(c).
“Regulation D” means Regulation D of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Required Lenders” means, at any time, Lenders having unused Commitments and outstanding Loans representing more than 50% of the sum, without duplication, of the total Commitments at such time or Loans outstanding at such time; provided that, whenever there is one or more Defaulting Lenders, the unused Commitment of, each Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revolving Facility” means the Five-Year Credit Agreement, dated as of September 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, or as replaced or refinanced from time to time), among the Borrower, the other borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.
“Sale Leaseback” means any transaction or series of related transactions pursuant to which (a) the Borrower or any Subsidiary sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) the Borrower or any Subsidiary thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the United States Securities and Exchange Commission.
“Securitization Assets” means any accounts receivable owed to or payable to the Borrower or any Subsidiary thereof (whether now existing or arising or acquired in the future) arising in the ordinary course of business of the Borrower or such Subsidiary, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, and all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with securitizations of accounts receivable.
“Securitization Transaction” means any securitization or other financing transaction (including any factoring program) entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or such Subsidiaries sell, pledge convey or otherwise transfer Securitization Assets, in each case in a manner that does not result in the incurrence by the Borrower or its Subsidiaries of any Indebtedness, including in respect of Guarantees, with recourse to the Borrower or such Subsidiaries or their assets, other than recourse solely against the assets of the applicable special purpose entity securitization vehicle or vehicles and/or the Borrower’s or such Subsidiaries’ retained interest in the applicable securitization vehicle or vehicles, and other than Standard Securitization Undertakings.
“Separation” means the consummation of the transactions pursuant to the Separation and Distribution Agreement.

“Separation and Distribution Agreement” means that certain Separation and Distribution Agreement between Dell Technologies, Inc. and VMware, Inc., dated as of April 14, 2021, as amended, modified or supplemented from time to time.
“Significant Subsidiary” means any Subsidiary of the Borrower (i) the net assets of which were greater than 5% of Consolidated Net Assets as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the first delivery of such financial statements, greater than 5% of Consolidated Net Assets as of the date of the most recent financial statements referred to in Section 3.4(a)) or (ii) the total revenues of which were greater than 10% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.1(a) or (b) (or, prior to the first delivery of such financial statements, greater than 10% of Consolidated Total Revenues for the four-fiscal-quarter period ending on the last day of the most recent fiscal period set forth in the most recent financial statements referred to in Section 3.4(a)). For purposes of making the determinations required by this definition, total revenues and net assets of Foreign Subsidiaries shall be converted into Dollars at the rates used in preparing the financial statements of the Borrower to be delivered pursuant to Section 5.1(a) or (b) (or, prior to the first delivery of such financial statements, at the rates used in preparing the Borrower’s most recent financial statements referred to in Section 3.4(a)).
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR-Based Rate” means SOFR or Term SOFR.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the assets of such Person (on a consolidated basis), at a Fair Valuation, exceed its Debts (on a consolidated basis) (including contingent liabilities), (b) such Person (on a consolidated basis) will be able to pay its Debts (on a consolidated basis) (including contingent liabilities) as they become due and (c) such Person (on a consolidated basis) will not have an unreasonably small amount of assets (or capital) for the businesses in which it is engaged or in which it intends to engage. For purposes of this definition, (i) “Fair Valuation” means the aggregate amount for which assets of a Person would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, in an arm’s-length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act and (ii) “Debt” means a liability on a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Special Dividend” has the meaning ascribed to the term “VMware Special Dividend” in the Separation and Distribution Agreement.
“Specified Representations” means the representations and warranties of the Borrower set forth in Section 3.1 (solely as it relates to due organization and good standing), and set forth in Sections 3.2 (with the “Transactions” as used therein limited to the execution, delivery and performance of this Agreement by the Borrower), 3.3(b)(ii) (solely with respect the execution, delivery and performance of this Agreement by the Borrower), 3.6, 3.7, 3.8(a), 3.8(b) and 3.13.
“Specified Event of Default” means an Event of Default under Section 7.1(a) (solely as it relates to non-payment of fees), (h) (solely as it relates to the Borrower) and (i) (solely as it relates to the Borrower).
“S&P” means Standard & Poor’s Ratings Services LLC, a Standard & Poor’s Financial Services LLC business.
“Standard Securitization Undertakings” means any obligations and undertakings of the Borrower or any Subsidiary which facilitate, or are not inconsistent with, the treatment of at least one step of the transfer of receivables and related assets as a legal “true sale” and otherwise consistent with customary securitization undertakings in accordance with the laws of the applicable jurisdiction, including obligations relating to the sale and servicing of the receivables and other assets of a special purpose securitization vehicle, and including customary obligations of a seller of receivables or other securitized assets with respect to the repurchase thereof arising as a result of a breach of a representation, warranty or covenant or otherwise. For the avoidance of doubt, “Standard Securitization Undertakings” shall not include any guaranty or other obligation of the Borrower and its Subsidiaries with respect to any receivable that is not collected, not paid or is otherwise uncollectible solely on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable account debtor.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Eurcurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (b) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (c) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower from time to time.
“Supported QFC” has the meaning assigned to such term in Section 9.18(a).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of taxes imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means the forward-looking term rate for any period that is approximately (as reasonably determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period,” that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.
“Three Year Loan” means a Loan made pursuant to Section 2.1(a)(ii).
“Three Year Commitment” means, with respect to each Three Year Lender, the commitment, if any, of such Three Year Lender to make a Three Year Loan hereunder on the Funding Date. The initial amount of each Lender’s Three Year Commitment as of the Effective Date is set forth on Schedule 2.1. The initial aggregate amount of the Three Year Lenders’ Commitments is $2,000,000,000.
“Three Year Lender” means a Lender with a Three Year Commitment or Three Year Loan.
“Three Year Maturity Date” means the date that is three years following the Funding Date or, if such date is not a Business Day, the first Business Day thereafter (unless such next Business Day is not in the same calendar month, in which case the next preceding Business Day).
“Trade Date” has the meaning assigned to such term in Section 9.4(h).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the borrowing of Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate (including the Adjusted LIBO Rate) or the Alternate Base Rate.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook

(as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any foreign currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the Exchange Rate with respect to such foreign currency at the time in effect for such amount.
“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“US Special Resolution Regimes” has the meaning assigned to such term in Section 9.18(a).
“US Tax Compliance Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(b)((iii).
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Term Borrowing”).

SECTION 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any statute, regulation or other law shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the phrase “to the best of the knowledge” shall mean the belief of the officers of the Borrower and the Subsidiaries directly participating in or associated with the due diligence and negotiations in connection with the Transactions, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, including in the definition of “Capitalized Lease Obligations”, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.5 [Intentionally Omitted].
SECTION 1.6 [Intentionally Omitted].
SECTION 1.7 [Intentionally Omitted].
SECTION 1.8 Financial Covenant Calculations. Notwithstanding anything to the contrary in the definitions of Consolidated EBITDA, Consolidated Interest Expense or Interest Coverage Ratio in Section 1.1, for the avoidance of doubt, the Borrower shall always be permitted to not make any addback or adjustment in the calculation of Consolidated EBITDA or Consolidated Interest Expense that would have had the effect of increasing the Interest Coverage

Ratio for any period if included, and no Default shall occur as a result of the Borrower failing to make any such favorable addback or adjustment in the calculation of the Interest Coverage Ratio for any period. For the avoidance of doubt, in the event that Consolidated Interest Expense is less than zero for any relevant date of determination, there shall be no breach of the covenant set forth in Section 6.4 hereof due to the ratio being less than zero.
SECTION 1.9 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.
SECTION 1.10 Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE CREDITS
SECTION 2.1 Commitments.
(a)Subject to the terms and conditions and relying on the representations and warranties set forth herein, each Three Year Lender agrees, severally and not jointly, to make Three Year Loans denominated in Dollars to the Borrower on the Funding Date in an aggregate principal amount equal to such Three Year Lender’s Three Year Commitment as of the Effective Date. Any Three Year Loans that are prepaid or repaid may not be reborrowed.
(b)Subject to the terms and conditions and relying on the representations and warranties set forth herein, each Five Year Lender agrees, severally and not jointly, to make Five Year Loans denominated in Dollars to the Borrower on the Funding Date in an aggregate principal amount equal to such Five Year Lender’s Five Year Commitment as of the Effective Date. Any Five Year Loans that are prepaid or repaid may not be reborrowed.
SECTION 2.2 Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Three Year Loans or Five Year Loans, as applicable of the same Type and denominated in Dollars made by the Lenders ratably in accordance with their individual Three Year Commitments or Five Year Commitments, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder;

provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.13, each Borrowing shall be comprised entirely of (A) Eurocurrency Loans or (B) ABR Loans, as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
SECTION 2.3 Requests for Borrowings. To request a Borrowing on the Funding Date, the Borrower shall notify the Administrative Agent of such request, (a) in the case of a Eurocurrency Borrowing, by a written Borrowing Request not later than 12:00 noon, Local Time, two Business Days before the Funding Date or (b) in the case of an ABR Borrowing, by telephone or by telecopy or by electronic mail not later than 12:00 noon, Local Time, on the Funding Date. Each such Borrowing Request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy or electronic mail to the Administrative Agent of a written Borrowing Request in a form agreed to by the Administrative Agent and the Borrower and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:
(i)the aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)the Type of the requested Borrowing;
(iv)the Class of the requested Borrowing;
(v)in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.6.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Any Borrowing Request that shall fail to specify any of the information required by clause (i), (ii), (iv) or (vi) of the immediately preceding paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.4 [Intentionally Omitted].
SECTION 2.5 [Intentionally Omitted].
SECTION 2.6 Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars, in the case of a Eurocurrency Loan by 12:00 noon, Local Time, and in the case of an ABR Loan by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of (A) the NYFRB Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to an ABR Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.7 Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that any notice of election to convert a Eurocurrency Borrowing into an ABR Borrowing at the end of its then-current Interest Period must be made by the time that a Borrowing Request for a Eurocurrency Borrowing would be required under Section 2.3. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
(i)the principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a one-month Eurocurrency Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.8 Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments of each Lender shall terminate on the earlier of (i) the Funding Date (after the funding of the Loans of such Lender to be made on such date in accordance with and subject to the terms and conditions hereof) and (ii) 5:00 p.m., New York City time, on the Commitment Termination Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments of either Class without premium or penalty; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under Section 2.8(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders of the relevant Class in accordance with their individual Applicable Percentages.
SECTION 2.9 Repayment of Loans; Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Three Year Lender the then unpaid principal amount of the Three Year Loans on the Three Year Maturity Date. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Five Year Lender (i) on the last Business Day of each fiscal quarter of the Borrower, commencing on the last day of the fifth full fiscal quarter of the Borrower commencing after the Funding Date, an amount in respect of the principal of the Five Year Loans equal to 1.25% of the aggregate principal amount of the Five Year Loans made on the Funding Date (as such installment amount may be reduced from time to time as a result of the application of prepayments in accordance with Section 2.10) and (ii) the then unpaid principal amount of the Five Year Loans on the Five Year Maturity Date.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement (including, for the avoidance of doubt, Section 9.4(c); provided, further, that in the event of a conflict or inconsistency between the information maintained pursuant to this Section 2.9 and the Register with respect to the holder of any obligation, the information in the Register shall control for all purposes).
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.10 Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (d) of this Section and payment of any amounts required under Section 2.15; provided that each prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000.
(b)Any prepayment by the Borrower of a Borrowing of Five Year Loans shall be applied to reduce the subsequent scheduled repayments of the Five Year Loans to be made pursuant to clause (i) of the second sentence of Section 2.9(a) as directed in writing by the Borrower.
(c)Prior to any prepayment of Borrowings, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) below.

(d)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic mail) or by telecopy or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, Local Time, on the Business Day of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any break funding payments required by Section 2.15.
SECTION 2.11 Fees.
(a)The Borrower agrees to pay to the Administrative Agent a commitment fee, for the account of the Lenders, ratably in accordance with their respective Three Year Commitments and Five Year Commitments (as applicable), (i) on the Effective Date, in an amount equal to (x) in the case of Three Year Commitments, 0.05% of the amount of the aggregate Three Year Commitments at such date and (y) in the case of the Five Year Commitments, 0.075% of the amount of the aggregate Five Year Commitments at such date and (ii) on the Funding Date, in an amount equal to (x) in the case of Three Year Commitments, 0.05% of the amount of the aggregate Three Year Loans funded on such date and (y) in the case of the Five Year Commitments, 0.075% of the amount of the aggregate Five Year Loans funded on such date.
(b)The Borrower agrees to pay the Administrative Agent, for its own account, the fees in the amounts and at the times previously agreed upon by the Borrower and the Administrative Agent.
(c)Commencing on December 1, 2021 (such date, the “Ticking Fee Start Date”), the Borrower shall pay to the Administrative Agent a non-refundable ticking fee for the account of the Lenders, ratably in accordance with their respective Three Year Commitments and Five Year Commitments (as applicable), at a rate per annum equal to (i) in the case of Three Year Commitments, 0.15% of the amount of the unfunded Three Year Commitments and (ii) in the case of Five Year Commitments, 0.175% of the amount of the unfunded Five Year Commitments, in each case hereunder during the period from and after the Ticking Fee Start Date through and including the earlier of (i) the date of termination of the unfunded Commitments in full and (ii) the Funding Date, which fee shall be earned and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower, calculated based upon the actual number of days elapsed over a 360 day year and shall be distributed to the Lenders pro rata in accordance with the amount of each such Lender’s Commitments.

(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment and ticking fees, to the Lenders.
SECTION 2.12 Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest from the date on which such amount became due until such amount is paid in full, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13Alternate Rate of Interest.
(a)Other than as set forth in clause (b) below:
    if prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
    prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing of the affected type shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing (or such Borrowing shall not be made if the Borrower revokes (and in such circumstances, such Borrowing Request may be revoked notwithstanding any other provision of this Agreement) such Borrowing Request by telephonic notice, confirmed promptly in writing, not later than one Business Day prior to the proposed date of such Borrowing); provided that if the circumstances giving rise to such notice affect only one type of Borrowings (for example, Loans having certain Interest Periods), then the other types of Borrowing shall be permitted.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower notifies the Administrative Agent that the Borrower has determined, that:
(i)adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis, and such circumstances are unlikely to be temporary; or
(ii)the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans; provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent and the Borrower that will continue to provide the LIBO Rate after such specific date (such specific date, the “Scheduled Unavailability Date”), or
(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement in accordance with this Section 2.13 to replace the LIBO Rate with one or more alternate benchmark rates, which may be one or more SOFR-Based Rates giving due consideration to any evolving or then existing convention for similar dollar denominated syndicated credit facilities for such alternate benchmark rates (any such proposed rate, a “LIBOR Successor Rate”) and including any mathematical or other adjustments to any such benchmark or any method for calculating such adjustment, giving due consideration to any evolving or then existing convention for similar dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion (in consultation with the Borrower) and may be periodically updated (the “Adjustment”), and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders in the case of an amendment to replace the LIBO Rate with any alternate benchmark rate other than one or more SOFR-Based Rates object to such amendment on the basis that such benchmark rate is not a prevailing or evolving reference rate for similar dollar denominated syndicated credit facilities; provided that, for the avoidance of doubt, the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Unless otherwise agreed by the Administrative Agent and the Borrower, no replacement of the LIBO Rate with a LIBOR Successor Rate will occur prior to the date that is 90 days prior to the applicable Scheduled Unavailability Date.
    If no LIBOR Successor Rate has been determined and the circumstances under clause (b)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make, continue or convert into Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods), and (y) in the case of circumstances under clause (i) above existing with respect to the LIBO Rate or the occurrence of the Scheduled Unavailability Date with respect to the LIBO Rate or the LIBO Screen Rate, the Adjusted LIBO Rate component shall no longer be utilized in determining the Alternate Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods), or in the case of Eurocurrency Loans, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein.
    Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.
    In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent and the Borrower will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.
    In addition to the foregoing, if any LIBOR Successor Rate implemented pursuant to the foregoing provisions of this Section 2.13(b) is a term rate, the Administrative Agent and the Borrower may subsequently amend this Agreement in accordance with this Section 2.13(b) to implement any additional interest tenors for such successor rate which have become broadly available which are not provided for (other than with consent of all Lenders) in the definition of “Interest Period” or in a previously implemented amendment providing for such successor rate, and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
SECTION 2.14 Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve or other requirement reflected in the Adjusted LIBO Rate);
(ii)subject any Lender to any Taxes (except for Indemnified Taxes or Excluded Taxes); or
(iii)impose on any Lender or the London interbank market or the Euro interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, issuing, continuing, converting to or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s direct or indirect holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s direct or indirect holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s direct or indirect holding company with respect to capital or liquidity adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s direct or indirect holding company for any such reduction suffered.
(c)A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its direct or indirect holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
(d)Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e)Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased costs or reduction referred to above if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender in the United States with respect to similarly affected commitments or loans under agreements with such borrowers having provisions similar to this Section 2.14 (it being understood that this sentence shall not limit the discretion of any Lender to waive the right to demand such compensation in any given case).
(f)If any Lender shall subsequently recoup any costs (other than from the Borrower) for which such Lender has previously been compensated by the Borrower under this Section 2.14, such Lender shall remit to the Borrower an amount equal to the amount of such recoupment.
SECTION 2.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional prepayment of Loans), (b) the conversion of any Eurocurrency Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (except in the case when such notice may be revoked under Section 2.10(d) or Section 2.13 and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss (excluding loss of margin), cost and expense it may reasonably incur as a result of such event; provided, however, that the Borrower shall not compensate any Lender for any cost of terminating or liquidating any hedge or related trading position (such as a rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, swaption or any other similar transaction). Such compensable loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market, whether or not such Loan was in fact funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
SECTION 2.16 Taxes.
(a)All payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the applicable withholding agent shall be required to deduct or withhold any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after all such required deductions and withholding have been made (including deductions and withholding applicable to additional sums payable under this Section 2.16) the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholding been made, (ii) the applicable withholding agent shall make such deduction or withholdings, and (iii) the applicable withholding agent shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b)In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes and any Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)If the Administrative Agent or a Lender determines, in its good-faith judgment, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, shall repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.16(e) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(ii)Without limiting the generality of the foregoing:
a)any Lender that is a US Person (including any Person that is a US Person and that is treated for income tax purposes as the owner of the assets of a Lender that is a Disregarded Entity) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two executed originals of IRS Form W-9 certifying that such Lender is exempt from US federal backup withholding tax;

b)any Foreign Lender (including any Person that is not a US Person and that is treated for income tax purposes as the owner of the assets of a Lender that is a Disregarded Entity) shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party two executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable;
ii)two executed originals of IRS Form W-8ECI;
iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) or 871(h) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments under any Loan Documents are effectively connected with a Foreign Lender’s conduct of a U.S. trade or business (a “US Tax Compliance Certificate”) and (y) two executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
iv)to the extent a Foreign Lender is not the beneficial owner (for example, where such Foreign Lender is a partnership or a participating Lender), two executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a US Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of such direct and indirect partner(s);
c)any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement

(and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other documentation prescribed by applicable law as a basis for claiming exemption from or a reduction in US federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
d)If a payment made to a Lender under any Loan Document would be subject to US Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower, as the case may be, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(ii)(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.16(f), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
Each Lender hereby authorizes the Administrative Agent to deliver to the Borrower and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.16(f).
(g)On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) with respect to payments received for its own account, IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement to be treated as a US Person for U.S. federal withholding tax purposes. If any documentation the Administrative Agent previously delivered pursuant to this Section 2.16(g) expires or becomes obsolete or inaccurate in any respect, the Administrative Agent shall update such documentation or promptly notify the Borrower in writing of its legal ineligibility to do so. Notwithstanding anything to the contrary in this Section 2.16(g), the Administrative Agent shall not be required to provide any documentation that the Administrative Agent is not legally eligible to deliver as a result of a Change in Law after the Effective Date.
(h)For purposes of this Section 2.16, the term “applicable law” includes FATCA.
SECTION 2.17Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent for the account of the applicable Lenders, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension (but in no case shall any payment so extended be due after the applicable Maturity Date). All payments hereunder and under each other Loan Document shall be made in Dollars, except as otherwise expressly provided. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(c)If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of the relevant Class and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.
(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.6(a) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as Collateral for, and to be applied to, any future funding obligations of such Lender under any such Section.
SECTION 2.18Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)If (i) any Lender requests compensation under Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender becomes a Defaulting Lender, or (iv) if any Lender does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required by Section 9.4, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, each other Borrower, if any, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to the Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.19 Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.2) for so long as such Lender is a Defaulting Lender; provided, that the provisions of this sentence shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that, except as otherwise expressly agreed by the affected parties, no change hereunder of a Lender’s status from a Defaulting Lender to a non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
SECTION 3.1 Organization; Powers. Each of the Borrower and the Significant Subsidiaries is duly organized or incorporated, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or incorporation (as applicable), has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business and in good standing (if applicable) in every jurisdiction where such qualification is required.
SECTION 3.2 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws, constitution or other organizational documents of the Borrower or any of the Significant Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of the Significant Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any material amount of assets of the Borrower or any of the Significant Subsidiaries, except (in the case of each of clauses (a), (b)(i) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and except, in the case of clause (d), Liens permitted under this Agreement.

SECTION 3.4 Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Administrative Agent for delivery to the Lenders (i) an audited balance sheet and statements of income, stockholders’ equity and cash flows for the Borrower as of and for the fiscal year ended January 29, 2021, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (ii) an unaudited balance sheet and statements of income, stockholders’ equity and cash flows as of and for the period ending April 30, 2021. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such date and for such period in accordance with GAAP.
(b)Since January 29, 2021, there has been no material adverse change in the actual business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole (it being agreed that the Separation, including the Special Dividend, does not constitute such a material adverse change).
SECTION 3.5 Litigation and Environmental Matters.
(a)Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021 and the quarterly report on Form 10-Q or current reports on Form 8-K filed subsequent thereto but prior to the Effective Date, or any amendments thereof filed subsequent thereto but prior to the Effective Date, and except as set forth on Schedule 3.5, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Significant Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that would reasonably be expected to adversely affect the validity, legality, or enforceability of this Agreement.
(b)Except as disclosed in the Borrower’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021 and the quarterly report on Form 10-Q or current reports on Form 8-K filed subsequent thereto but prior to the Effective Date, except as set forth on Schedule 3.5 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Significant Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, or (iii) has received notice of any claim with respect to any Environmental Liability.
SECTION 3.6 Investment Company Status. The Borrower is not required to register as an “investment company” under the Investment Company Act of 1940.

SECTION 3.7 Federal Reserve Regulations.
(a)The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, Regulation U and Regulation X. If required by law and requested by the Administrative Agent or any Lender, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.
SECTION 3.8 PATRIOT Act, OFAC and FCPA.
(a)The Borrower will not, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.
(b)The Borrower and its Subsidiaries will not use the proceeds of the Loans directly, or, to the knowledge of the Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
(c)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, none of the Borrower or its Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act or the FCPA.
(d)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Borrower, its Subsidiaries, or, to the knowledge of the Borrower, any director, officer, employee or agent thereof is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is the Borrower or any of its Subsidiaries located, organized or resident in a country or territory that is the subject of Sanctions.
SECTION 3.9 Compliance with Laws and Agreements. None of the Borrower or any of the Significant Subsidiaries is in violation of any law, rule or regulation or indenture, agreement or other instrument, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority or indenture, agreement or other instrument, where such violation or default would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Payment of Taxes. Each of the Borrower and the Significant Subsidiaries has timely filed or caused to be filed all Tax returns and reports required by law to have been filed, and has paid or caused to be paid all Taxes due and payable (including in its capacity as a withholding agent), except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to make such filing or make such payment would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
SECTION 3.11 Properties.
(a)Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.12 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.13Solvency. The Borrower and its Subsidiaries taken as a whole are Solvent as of the Funding Date on a pro forma basis after giving effect to the Borrowings on such Date.
ARTICLE IV
CONDITIONS
SECTION 4.1 Effective Date. The occurrence of the Effective Date is subject to the satisfaction or waiver by the Lenders of the following conditions:
(a)The Administrative Agent (or its counsel) shall have received from the Borrower, each Lender and the Administrative Agent either (i) a counterpart of this Agreement (which may include telecopy or electronic transmission of a signed signature page of this Agreement) signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) from Gibson, Dunn & Crutcher LLP, special New York counsel to the Borrower, covering such matters relating to the Borrower, this Agreement or the Transactions as the Lenders shall reasonably request.
(c)The Administrative Agent shall have received customary secretary’s certificates, organizational documents, and customary evidence of authorization of the Transactions, this Agreement and the other Loan Documents of the Borrower and a good standing certificate of the Borrower in its jurisdiction of organization.
(d)The Administrative Agent shall have received a certificate dated the Effective Date signed by a Vice President or a Financial Officer of the Borrower stating that the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (or if qualified as to materiality or Material Adverse Effect, in all respects) on and as of the Effective Date.
(e)The Lenders shall have received at least three Business Days prior to the Effective Date (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer”, and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower, in each case, for clauses (i) and (ii), to the extent requested by the Administrative Agent or the relevant Lender at least eight Business Days prior to the Effective Date.
(f)All fees, cost reimbursements and out-of-pocket expenses required to be paid or reimbursed on or prior to the Effective Date pursuant hereto or pursuant to any other fee arrangements among the Borrower and the Joint Lead Arrangers, to the extent invoiced prior to (or, in the case of cost reimbursement and out-of-pocket expenses, not fewer than three Business Days prior to) the Effective Date, shall have been paid or will be paid on the Effective Date substantially concurrently with the effectiveness of this Agreement.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.2 Conditions to the Funding Date. The obligation of each Lender to make a Loan on the Funding Date is subject to the satisfaction or waiver of the following conditions:
(a)The Borrower shall have timely delivered a Borrowing Request.
(b)The Administrative Agent shall have received (i) audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of the end of, and related statements of income and cash flows of the Borrower and its consolidated Subsidiaries for, the three most recently completed fiscal years ended at least 90 days prior to the Funding Date and (ii) an unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of, and related statements of income and cash flows of the Borrower and its consolidated Subsidiaries for, each subsequent fiscal quarter (other than the fourth fiscal quarter of a fiscal year) of the Borrower and its consolidated

Subsidiaries, subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Funding Date together with the consolidated balance sheet and related statements of income and cash flows for the corresponding portion of the previous year (subject, in the case of this clause (ii), to normal year-end adjustments and the absence of footnotes). Reports required to be delivered pursuant to this clause (b) of this Section 4.2 shall be deemed to have been delivered on the date on which the Borrower posts such reports on its website at www.vmware.com or when such reports are posted on the SEC’s website at www.sec.gov.
(c)The Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct (after giving effect to any qualification therein) in all respects).
(d)At the time of and immediately after giving effect to such Borrowing, no Specified Event of Default shall have occurred and be continuing.
(e)Execution and delivery by the Borrower of a solvency certificate of the Borrower’s chief financial officer substantially in the form of Exhibit B hereto.
(f)All fees, cost reimbursements and out-of-pocket expenses required to be paid or reimbursed on or prior to the Funding Date pursuant hereto shall have been paid or will be paid on the Funding Date (it being agreed that such amounts may be netted from the proceeds of the Loans funded on the Funding Date).
(g)The Effective Date shall have occurred or shall occur substantially concurrently with the Funding Date.
(h)The Funding Date shall occur on, or not more than two Business Days prior to, the scheduled payment date of the Special Dividend.
ARTICLE V
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full the Borrower covenants and agrees with the Lenders that:
SECTION 5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:
(a)on or before the earlier of (i) the date by which the Annual Report on Form 10-K of the Borrower (after giving effect to any extension thereof) for each fiscal year is required to be filed under the rules and regulations of the SEC and (ii) 90 days after the end of such fiscal year, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)on or before the earlier of (i) the date by which the Quarterly Report on Form 10-Q of the Borrower for each of the first three fiscal quarters of each fiscal year is required to be filed under the rules and regulations of the SEC (after giving effect to any extension thereof) and (ii) 45 days after the end of each of the first three fiscal quarters of such fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)not later than the date by which financial statements are required to be delivered under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) to the extent such compliance is required as of the relevant test date, setting forth reasonably detailed calculations demonstrating compliance with Section 6.4 (including reasonable identification of any addbacks or other adjustments favorable to the Borrower available in the applicable financial definitions that it has elected not to utilize as permitted by this Agreement (without any requirement for identification or quantification of the specific charges or other items it has not added back or adjusted for));
(d)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary (excluding any budget or forecast or comparable item), or compliance with the terms of this Agreement or with the requirements of the Patriot Act or any other “know your customer” or similar laws or regulations, as the Administrative Agent or, through the Administrative Agent, any Lender may reasonably request (it being understood that the Borrower shall not be required to provide any information which is subject to confidentiality restrictions, the nature of which prohibit such disclosure notwithstanding the provisions of Section 9.12 hereof); and
(e)all information, documents and other materials that the Borrower is obligated to deliver to the Administrative Agent under this Agreement, including all notices, requests, and other reports, certificates and other information materials, but excluding any such information that (i) is required to be delivered pursuant to clauses (a) and (b) of this Section 5.1, (ii) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any Interest Election Request or Interest Period relating thereto), (iii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iv) provides notice of any Default or Event of Default, or (v) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded information being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement, but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system, access to which is controlled by the Administrative Agent (the “Platform”).
Reports required to be delivered pursuant to clauses (a) and (b) of this Section 5.1 shall be deemed to have been delivered on the date on which the Borrower posts such reports on its website at www.vmware.com or when such reports are posted on the SEC’s website at www.sec.gov; provided that the Borrower shall deliver to the Administrative Agent, not later than the date on which financial statements are required to be delivered under clause (b) above, the certification of a Financial Officer, as required by clause (b).
SECTION 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of the Significant Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, Division, liquidation, dissolution or asset disposition permitted under Section 6.3; provided further that neither the Borrower nor any of the Significant Subsidiaries shall be required to preserve any rights, licenses, permits, privileges or franchises or any Significant Subsidiary’s existence if the Borrower or such Subsidiary determines that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not materially adversely affect the Borrower, such Subsidiary or the Lenders with respect to any Commitments or Borrowing hereunder.
SECTION 5.4 Payment of Taxes. The Borrower will, and will cause each of the Subsidiaries to, pay and discharge as the same shall become due and payable, all Taxes imposed upon it or its properties or assets that, if not paid, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, unless such Taxes are being contested in good faith by appropriate proceedings diligently conducted and the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP.
SECTION 5.5 Maintenance of Properties. The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Subsidiaries to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of the consolidated financial statements of the Borrower and the Subsidiaries in accordance with GAAP, and (b) permit any representatives designated by the Administrative Agent (or, during the continuance of an Event of Default, any Lender), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and (unless an Event of Default has occurred and is continuing) no more than once per fiscal year of the Borrower; provided that (i) the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants and (ii) the representatives of the Administrative Agent or any Lender shall agree to any reasonable confidentiality obligations proposed by the Borrower, including, but not limited to, confidentiality obligations agreed to by the Lenders under or in connection with this Agreement.
SECTION 5.7 Compliance with Laws. The Borrower will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.8 Use of Proceeds. The proceeds of the Loans will be used to finance a portion of the Special Dividend, to pay other amounts in connection with the Transactions and the Separation (including fees and expenses), and for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulation T, Regulation U and Regulation X.

ARTICLE VI
NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full the Borrower covenants and agrees with the Lenders that:
SECTION 6.1 Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness, including Guarantees and obligations in respect of letters of credit and letters of guaranty, existing on the Effective Date and, if outstanding in a principal amount for any individual item greater than $100,000,000, listed on Schedule 6.1;
(b)Guarantees of Indebtedness of any Subsidiary to the extent such Indebtedness is otherwise permitted under this Agreement;
(c)Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;
(d)Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof (other than as a result of a Division); or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) no other Subsidiary (other than a Subsidiary into which the acquired Person is merged or any Subsidiary of the acquired Person) shall Guarantee or otherwise become liable for the payment of such Indebtedness, except to the extent that such Guarantee is incurred pursuant to Section 6.1(g);
(e)Indebtedness incurred to finance the purchase price, construction cost or improvement cost incurred in connection with the acquisition, construction or improvement of assets, including Capitalized Lease Obligations; provided that (i) such Indebtedness is incurred prior to or within one year after, the date of acquisition, construction or improvement of such assets, (ii) such Indebtedness does not exceed the amount of such purchase price or cost of the asset and (iii) any Lien securing such Indebtedness is permitted under Section 6.2(f);
(f)Indebtedness of Subsidiaries that are limited purpose financing vehicles in respect of Securitization Transactions and, to the extent constituting Indebtedness, Standard Securitization Undertakings of other Subsidiaries in connection with Securitization Transactions; provided in each case that such Securitization Transactions otherwise comply with the provisions hereof;
(g)Indebtedness in respect of Cash Pooling Arrangements or arising in connection with other customary cash management services, including treasury, depository,

overdraft, credit or debit card, electronic funds transfer and other cash management arrangements and Indebtedness from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(h)Permitted Accretive Acquisition Debt of any Foreign Subsidiary in an aggregate principal amount not to exceed $1,000,000,000 at any one time outstanding; provided that (x) both immediately prior and after giving effect to such Foreign Subsidiary becoming liable in respect thereof, no Default or Event of Default shall exist or result therefrom, (y) the principal amount of any Indebtedness that any Foreign Subsidiary shall become liable for under this Section 6.1(h) shall not be greater than the fair market value of the assets or Equity Interests (as determined in good faith by the Borrower) acquired by the Borrower and/or its Subsidiaries in the Accretive Acquisition related to such Permitted Accretive Acquisition Debt and (z) such Indebtedness shall not be guaranteed by, or otherwise become a liability of, any other Subsidiary of the Borrower;
(i)Indebtedness of any Subsidiary under the Revolving Facility that is guaranteed by the Borrower;
(j)Indebtedness as an account party in respect of trade or standby letters of credit, bank guarantees or bankers’ acceptances, in each case obtained in the ordinary course of business;
(k)other Indebtedness of Subsidiaries, including Capitalized Lease Obligations in respect of Sale Leasebacks; provided that the sum, without duplication, of (i) the aggregate outstanding principal amount of Indebtedness permitted by this clause (k), plus (ii) the aggregate outstanding principal amount of Indebtedness and other obligations secured by Liens permitted by Section 6.2(i) shall not exceed at any time of incurrence of any principal amount of Indebtedness under this clause, the greater of $2,000,000,000 (or its equivalent in any other currency, determined in accordance with the Exchange Rate, at the time of any such incurrence) and 15.0% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.1(a) or (b);
(l)Indebtedness of any Subsidiary that Guarantees the Indebtedness of the Borrower under this Agreement; and
(m)Indebtedness incurred in connection with the extension of maturity of, or refunding or refinancing of, in whole or in part, any Indebtedness outstanding pursuant to Section 6.1(a),(d), (e), (h) or (k); provided that (i) such extension of, or refunding or refinancing shall not increase the principal amount of the Indebtedness being extended, or refunded or refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such extension, refunding or refinancing and (ii) any such refinancing Indebtedness in respect of Indebtedness incurred under Section 6.1(k) will be deemed to utilize the basket referred to in Section 6.1(k), but such Indebtedness shall be permitted even if such Indebtedness is incurred at a time when such Indebtedness would not otherwise be permitted to be incurred under such clause.
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SECTION 6.2 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a)Permitted Encumbrances;
(b)Liens on any property or asset of a Subsidiary securing obligations of such Subsidiary to the Borrower or to another Subsidiary;
(c)any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary other than extensions and accessions thereto and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof permitted by Section 6.1(g);
(d)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than extensions and accessions thereto and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;
(e)Liens arising under Securitization Transactions on Securitization Assets sold or transferred pursuant to such Securitization Transactions or on interests retained by the Borrower or any Subsidiary in any securitization vehicle utilized to effect such a Securitization Transaction or on the assets of any such securitization vehicle; provided that the aggregate value of all such Securitization Assets shall not exceed the greater of (x) $1,000,000,000 and (y) 7.5% of Consolidated Net Tangible Assets at such time;
(f)any Lien given to secure Indebtedness or other obligations (including, in the case of Subsidiaries, Indebtedness incurred pursuant to Section 6.1(e)) incurred to finance the payment of the purchase price, construction cost or improvement cost of the acquisition, construction or improvement of assets; provided that (i) such Lien shall attach solely to the assets acquired, constructed or improved (including any assets which are attached or otherwise adjoining such assets), (ii) such Lien has been created or incurred by the Borrower or a Subsidiary simultaneously with, or within one year after, the date of acquisition, construction or improvement of such assets, (iii) the Indebtedness or other obligations secured thereby shall not exceed the amount of such purchase price or cost of the asset and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition, construction or improvement of assets, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;
(g)(i) customary Liens (x) relating to the establishment of custody, depository, brokerage and clearing accounts and services and other cash management relationships in the ordinary course of business of the Borrower or any Subsidiary or (y) relating to pooled deposit or sweep accounts (including, without limitation, Liens on deposit accounts subject to Cash Pooling Arrangements in favor of the financial institutions providing such Cash Pooling Arrangements) of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries and (ii) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, bankers’ rights of set-off or similar rights;
(h)Liens in respect of any Sale Leasebacks; provided that such Liens do not at any time extend to or cover any assets other than the assets subject to such Sale Leasebacks (and accessions to or proceeds of such assets);
(i)other Liens securing Indebtedness or other obligations of the Borrower or any Subsidiary; provided that the sum, without duplication, at any time of (i) the aggregate outstanding principal amount of Indebtedness and other obligations secured by Liens permitted by this clause (i) plus (ii) the aggregate outstanding principal amount of Indebtedness of Subsidiaries permitted by Section 6.1(k) shall not exceed at the time of incurrence of any principal amount of secured obligations under this clause the greater of $2,000,000,000 (or its equivalent in another other currency, determined in accordance with the Exchange Rate, at the time of such incurrence) and 15.0% of Consolidated Net Tangible Assets as of the most recent fiscal quarter end for which financial statements of the Borrower have been delivered pursuant to Section 5.1(a) or (b); and
(j)Liens in respect of Indebtedness incurred in connection with the extension of maturity of, or refunding or refinancing of, in whole or in part, any secured Indebtedness incurred under Section 6.2(i), provided that (i) such extension of, or refunding or refinancing shall not increase the principal amount of the secured Indebtedness being extended, or refunded or refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such extension, refunding or refinancing and (ii) any such secured Indebtedness will be deemed to utilize the basket referred to in Section 6.2(i), but such secured Indebtedness (and the Liens in respect thereof) shall be permitted even if such secured Indebtedness is incurred at a time when such secured Indebtedness would not otherwise be permitted to be incurred under such clause.
SECTION 6.3 Fundamental Changes. The Borrower will not, and will not permit any Significant Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, consummate a Division as the Dividing Person or sell, transfer, lease or otherwise dispose of (directly or indirectly, in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary or other Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) [reserved], (iii) the Borrower or any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) so long as no Change of Control would result therefrom and the surviving entity is organized under the laws of the United States, any state thereof or the District of Columbia and agrees in writing in a manner and pursuant to documentation reasonably acceptable to the Administrative Agent to assume the obligations of the Borrower under the Loan Documents (and provides customary certificates and legal opinions in connection therewith consistent with such relevant certifications and legal opinions delivered on the Effective Date and otherwise reasonably acceptable to the Administrative Agent), the Borrower may merge into or consolidate with any other Person; provided that the Borrower agrees to use commercially reasonable efforts to provide any documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, with respect to such other Person that is reasonably requested by the Administrative Agent or a Lender, (v) any Subsidiary may merge into or consolidate with any other Person in a transaction in which the surviving entity is a Subsidiary, (vi) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (vii) any Subsidiary may merge with any other Person in a transaction in which the surviving entity is not a Subsidiary; provided that such transaction does not constitute the disposition of all or substantially all assets of the Borrower and its subsidiaries taken as a whole.
SECTION 6.4 Financial Covenant. From and after the Funding Date, the Borrower will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter of the Borrower to be less than 3.0 to 1.0.
ARTICLE VII
EVENTS OF DEFAULT
SECTION 7.1 Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable;
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been false or misleading in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), 5.3 (with respect to the Borrower’s existence), 5.8 or Article VI;
(e)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
(f)the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;
(g)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that requires the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any conversion, repurchase or redemption of any Material Indebtedness scheduled by the terms thereof to occur on a particular date and not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries, (iii) any repurchase or redemption of any Material Indebtedness pursuant to any put option exercised by the holder of such Material Indebtedness; provided that such put option is exercisable at times specified in the terms of the Material Indebtedness and is not subject to any contingent event or condition related to the creditworthiness, financial performance or financial condition of the Borrower or the applicable Subsidiaries (iv) any termination event or similar event occurring under any Hedging Agreement that constitutes Material Indebtedness (it being understood that this paragraph (g) of this Section will apply to any failure to make any payment required as a result of such termination or similar event), (v) any breach or default that is (I) remedied by the Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans and Commitments pursuant to this Section 7.1 or (vi) any mandatory redemption, repayment or repurchase event not in the nature of a default (x) that is triggered by receipt of proceeds of a debt incurrence, equity issuance, asset sale, casualty or other proceeds-generating event and is only to the extent of proceeds received or (y) constituting a “special mandatory redemption” or similar requirement applicable to debt securities incurred to finance one or more transactions if such transaction(s) will not be consummated or are not consummated within a specified timeframe;

(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, examinership, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets (other than in connection with a solvent liquidation of any Foreign Subsidiary), and, in any such case referred to in (i) or (ii) above, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization, examinership or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.1(h), (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets (other than in connection with a solvent liquidation of any Foreign Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;
(j)the Borrower or any Material Subsidiary shall admit in writing its inability, or fail generally, to pay its debts as they become due;
(k)one or more judgments for the payment of money in an aggregate amount in excess of $500,000,000 shall be rendered by a court of competent jurisdiction against the Borrower, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
(l)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; or
(m)a Change of Control Default Event shall occur;
then, and in every such event (other than an event with respect to the Borrower described in Section 7.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable so long as, at the time of such later declaration, an Event of

Default is continuing), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and (iii) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and applicable law, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in Section 7.1(h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.2 Limited Conditionality Period. During the period from and including the Effective Date to and including the earlier of (x) the termination of all Commitments and (y) the funding of the Loans on the Funding Date (the “Limited Conditionality Period”), and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any failure by the Borrower to comply with any provision of Article V and VI, (iii) any provision to the contrary herein or in any other Loan Document or otherwise or (iv) that any condition to the occurrence of the Effective Date set forth in Section 4.1 may subsequently be determined not to have been satisfied, unless a Specified Event of Default shall have occurred and is continuing, neither the Administrative Agent nor any Lender shall be entitled to (1) rescind, terminate or cancel any of its Commitments, (2) rescind, terminate or cancel the Loan Documents or exercise any right or remedy or make or enforce any claim under the Loan Documents or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan, (3) refuse to participate in making its Loan; provided that the applicable conditions precedent to the making of the Loans set forth in Section 4.2 have been satisfied or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in Section 4.2 is not satisfied on the Funding Date and (B) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to applicable law, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. In addition, for the avoidance of doubt, the Lenders hereby acknowledge that none of the Joint Lead Arrangers, Joint Bookrunners, Co-Documentation Agents or Syndication Agent set forth on the cover page of this Agreement shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth herein for being the signatory, sender or authenticator thereof), and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent selected by the Administrative Agent with reasonable care and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent becomes a Defaulting Lender under clause (d) of the definition of such term, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment by the 30th day following the date of such notice (or such earlier day as shall be agreed by the Required Lenders), then such removal shall nonetheless become effective in accordance with such notice on such 30th day (or agreed earlier date). Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender represents that it is engaged in making, acquiring and holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender and to make, acquire and hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Article shall be conclusive, absent manifest error.
Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
Each Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.

Each party’s obligations under this Article VIII with respect to Payments shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and not investments in a business enterprise or securities.
To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 15 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.16 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all reasonable expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Article VIII. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
    (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
    (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
    (iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
    (iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE IX
MISCELLANEOUS
SECTION 9.1 Notices.
(a)Except in the case of notices and other Communications expressly permitted to be given by telephone and as otherwise set forth in subsection (b), all notices and other Communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or by certified or registered mail or sent by telecopy (or, to the extent expressly provided below, by e-mail), as follows:
(i)if to the Borrower, to it at VMware, Inc., 3401 Hillview Avenue, Palo Alto, CA 94304, Attention of Chief Financial Officer, with a copy to treasury_ops@vmware.com, with a copy to the General Counsel at the same address and by e-mail to corpsec@vmware.com;

(ii)if to the Administrative Agent, to it at JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention: Loan & Agency Services Group (e-mail: suzanna.l.gallagher@jpmchase.com); and
(iii)if to any other Lender, to it at its address (or e-mail) set forth on Schedule 2.1 or in its Administrative Questionnaire.
(b)Notices and other Communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other Communications sent by electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).
(c)Communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other Communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or Communications.
(d)The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
(e)The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent the liability of any Agent Party is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of, or material breach of this Agreement by, such Agent Party.
Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.2 Waivers; Amendments.
(a)No failure or delay by the Borrower, the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Borrower, the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)Subject to Section 2.13, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) decrease the principal amount of any Loan or decrease the rate of interest thereon, or decrease any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder or decrease the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) change any provisions of this Agreement in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; and provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding the foregoing, (1) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment and (2) the Commitments of any Lender that is at the time a Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.2); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.
SECTION 9.3 Expenses; Indemnity; Damage Waiver.
(a)Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, however, that only one outside counsel may act on behalf of the Administrative Agent, the Joint Lead Arrangers and the Lenders in connection with the preparation and negotiation of this Agreement, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Joint Lead Arranger or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for the Administrative Agent, any Joint Lead Arranger or any Lender (such fees, charges and disbursements not to include allocated costs of internal counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)Limitation of Liability. To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent the liability of any Lender-Related Person is found, in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of, or material breach of this Agreement, by such Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.3(b) shall relieve the Borrower of any obligation they may have to indemnify an Indemnitee, as provided in Section 9.3(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. The Borrower shall indemnify the Administrative Agent, each Joint Lead Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (not to include allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries; provided that any such losses, claims, damages, liabilities and expenses arise out of or in connection with such Indemnitee’s acting as Administrative Agent or a Lender under this Agreement, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto; provided that such indemnity set forth in the foregoing clauses (i), (ii), (iii) and (iv) shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to (x) have resulted from (A) the willful misconduct or gross negligence of such Indemnitee or (B) a material breach of the funding obligation of such Indemnitee or any of such Indemnitee’s Affiliates hereunder, or (y) have not resulted from an act or omission by the Borrower or any of its Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than any claims against the Administrative Agent or the Joint Lead Arrangers in their capacities or in fulfilling their roles as a Joint Lead Arranger or the Administrative Agent hereunder). The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee. Anything in this Section 9.3(c) to the contrary notwithstanding, the Borrower shall not be liable for the fees and expenses of more than one primary outside counsel for all Indemnitees in connection with the defense of any action for which indemnification is sought hereunder (provided that if there is an actual or perceived conflict of interest among the Indemnitees, the Borrower shall be liable for the fees and expenses of one additional counsel and if necessary, a single firm of local counsel to the Indemnitees in each appropriate jurisdiction). The Borrower shall have no obligation to any Indemnitee under this Section 9.3(b) for matters for which such Indemnitee has been fully compensated pursuant to any other provision of this Agreement. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.3 to the Administrative Agent and each Related Party of the Administrative Agent (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Party’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.
(f)The provisions of this Section 9.3 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent or any Lender.
SECTION 9.4 Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may assign to one or more assignees (other than any Defaulting Lender, Disqualified Lender, natural person or investment vehicle or trust for the primary benefit of a natural person or relatives of a natural person, Borrower or any of its Affiliates), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (each such consent not to be unreasonably withheld or delayed); provided that after the funding of the Loans on the Funding Date, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 and shall be an integral multiple of $10,000,000 unless each of the Borrower and the Administrative Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (payable by the assignor or assignee), and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Borrower otherwise required under this paragraph, other than as required pursuant to the immediately succeeding proviso in this sentence, shall not be required if an Event of Default under Sections 7.1(a), (b), (h) or (i) has occurred and is continuing; and provided further, notwithstanding anything to the contrary above, prior to the funding of the Loans on the Funding Date, no Lender may assign any Commitment (including to another Lender, an Affiliate of a Lender or an Approved Fund) without the prior written consent of the Borrower (to be provided or withheld in its sole discretion) except that a Lender may assign all or a portion of its Commitment to an Affiliate of such Lender that is a commercial or investment bank having total assets in excess of $500,000,000 (calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such bank in its jurisdiction of organization) and whose senior unsecured long-term indebtedness has an Investment Grade Rating by both S&P and Moody’s. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be (i) entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment, and (ii) subject to the confidentiality provisions hereof). Any purported sale, assignment, delegation or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be null and void and instead be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
(c)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding anything to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.6(b), 2.17(d) or 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(e)Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than the Borrower or any of its Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender; provided such Participant shall be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and interest amounts) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or to comply with other requirements under applicable Tax law. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding anything to the contrary.
(f)A Participant shall not be entitled to receive any greater payment under Sections 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)Notwithstanding anything to the contrary herein, no assignment or participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee prior to such assignee becoming a Disqualified Lender will not by itself result in such assignee no longer being considered a Disqualified Lender. The designation of a Disqualified Lender shall not become effective until three Business Days after such designation is provided (it being understood that no such subsequent designation shall apply to any entity that is currently a Lender or party to a pending trade). Any assignment in violation of this clause (h) shall not be void, but the other provisions of this clause (h) and Sections 9.4(i) and 9.4(j) shall apply.
(i)If any assignment is made to any Disqualified Lender without the Borrower’s prior written consent in violation of Section 9.4(h) or if any Person becomes a Disqualified Lender after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Commitment of such Disqualified Lender and repay all obligations of the Borrower owing to such Disqualified Lender in connection with such Commitment, and/or (B) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.4), all of its interest, rights and obligations under this Agreement to one or more persons eligible under Section 9.4(b) at the lower of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(j)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (a “Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) such that the vote is not counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(k)The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.
SECTION 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement (provided, however, that such representations and warranties shall be made or deemed made only as of the Effective Date, the times of any Borrowings hereunder, or such other dates on or as of which such representations and warranties are specifically required to be made pursuant to the provisions hereof) and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.6 Counterparts; Integration; Effectiveness.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (x) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (y) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held (but not including money market funds or other assets credited to any securities account) and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.9 Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Joint Lead Arrangers, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, excluding any Disqualified Lender, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, excluding any Disqualified Lender or (ii) any credit risk protection providers (or insurers, re-insurers and insurance brokers) or actual or prospective counterparty (or its advisors) to any securitization, swap or derivative transaction, in each case, relating to the Borrower, any Subsidiary, and the obligations hereunder, (g) on a confidential basis to the CUSIP Bureau or any rating agency in connection with rating the Borrower or the credit facilities provided for herein, (h) with the consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Joint Lead Arranger or any Lender on a nonconfidential basis from a source other than the Borrower. If any Joint Lead Arranger, any Lender or the Administrative Agent is required by any Governmental Authority or any other Person to disclose Information or otherwise intends to disclose any Information pursuant to clause (c) of this Section (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority), unless prohibited by law such Joint Lead Arranger, such Lender or the Administrative Agent, as the case may be, shall promptly notify the Borrower in writing so as to provide the Borrower with the opportunity to seek a protective order or take such other actions that are deemed appropriate by the Borrower to protect the confidentiality of the Information. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Joint Lead Arranger or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent, each Joint Lead Arranger and each Lender confirms that it maintains internal policies and procedures, including “ethical wall” procedures, intended to protect against the unlawful use of confidential information and such procedures apply to the Information. In addition, the Administrative Agent, the Joint Lead Arrangers and the Lenders may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent, the Joint Lead Arrangers and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.
SECTION 9.13 Authorization to Distribute Certain Materials to Public-Siders; Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS SUBSIDIARIES OR SECURITIES THEREOF AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH

MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS SUBSIDIARIES OR SECURITIES THEREOF. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
(c)If the Borrower does not file this Agreement with the SEC, then the Borrower hereby authorizes the Administrative Agent to distribute the execution version of this Agreement and the Loan Documents to all Lenders, including their Public-Siders. The Borrower acknowledges its understanding that Public-Siders and their firms may be trading in any of the other parties’ hereto respective securities while in possession of the Loan Documents
(d)The Borrower represents and warrants that none of the information in the Loan Documents constitutes or contains material non-public information within the meaning of the federal and state securities laws. To the extent that any of the executed Loan Documents constitutes at any time a material non-public information within the meaning of the federal and state securities laws after the date hereof, the Borrower agrees that it will promptly make such information publicly available by press release or public filing with the SEC.
SECTION 9.14 Patriot Act and Beneficial Ownership Regulation. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and/or the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act and/or the Beneficial Ownership Regulation.
SECTION 9.15 Conversion of Currencies.
(a)If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)The obligations of the Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.16 No Fiduciary Duty. The Borrower acknowledges that the Administrative Agent, each Joint Lead Arranger, each Lender and the Affiliates of each of the foregoing, may have economic interests that conflict with those of the Borrower, the Subsidiaries and their Affiliates. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, each Joint Lead Arranger, each Lender and the Affiliates of each of them, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, each Joint Lead Arranger, the Lenders or any Affiliate of any of them, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Borrower waives and releases any claims that it may have against the Administrative Agent, each Joint Lead Arranger, the Lenders or any Affiliate of any of them (as the case may be) (in their capacity as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Transactions and any communications in connection therewith.
SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(ii)the effects of any Bail-In Action on any such liability, including, if applicable:
    (a)    a reduction in full or in part or cancellation of any such liability;

    (b)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
    (c)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.18Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “US Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.18, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
VMWARE, INC.
By: /s/ Len Rosenduft
Name: Len Rosenduft
Title: VP & Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender
By: /s/ Zachary Quan
Name: Zachary Quan
Title: Vice President

BANK OF AMERICA, N.A., as a Lender
By: /s/ Ravi Patel
Name: Ravi Patel
Title: Vice President

Wells Fargo N.A., as a Lender
By: /s/ Sid Khanolkar
Name: Sid Khanolkar
Title: Director

Truist Bank, as a Lender
By: /s/ Alfonso Brigham
Name: Alfonso Brigham
Title: Vice President

The Toronto-Dominion Bank, New York Branch, as a Lender
By: /s/ Brian MacFarlane
Name: Brian MacFarlane
Title: Authorized Signatory

SOCIETE GENERALE, as a Lender
By: /s/ Jonathan Weinberger
Name: Jonathan Weinberger
Title: Managing Director

The Bank of Nova Scotia, as a Lender
By: /s/ Khrystyna Manko
Name: Khrystyna Manko
Title: Director

Royal Bank of Canada, as a Lender
By: /s/ Mark Gronich
Name: Mark Gronich
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Karl Thomasma
Name: Karl Thomasma
Title: SVP

MUFG BANK, LTD., as a Lender
By: /s/ Marlon Mathews
Name: Marlon Mathews
Title: Director

Mizuho Bank, Ltd., as a Lender
By: /s/ John Davies
Name: John Davies
Title: Authorized Signatory

ING Bank N.V., Dublin Branch, as a Lender
By: /s/ Ciaran Dunne
Name: Ciaran Dunne
Title: Director

By: /s/ Sean Hassett
Name: Sean Hassett
Title: Director

HSBC BANK USA, N.A., as a Lender
By: /s/ Sam Stockwin
Name: Sam Stockwin
Title: Director

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By: /s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By: /s/ Annie Chung
Name: Annie Chung
Title: Director

Citibank, N.A., as a Lender
By: /s/ Susan Olsen
Name: Susan Olsen
Title: Vice President

BNP Paribas, as a Lender
By: /s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By: /s/ Nicholas Doche
Name: Nicholas Doche
Title: Vice President

BARCLAYS BANK PLC, as a Lender
By: /s/ Sean Duggan
Name: Sean Duggan
Title: Vice President